Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardinal Financial Corporation:

We consent to the incorporation by reference in registration statement no. 333-106694 on Form S-8 dated July 1, 2003, registration statement No. 333-111672 on Form S-8 dated December 31, 2003, registration statement No. 333-111673 on Form S-8 dated December 31, 2003, and registration statement No. 333-127395 on Form S-8 dated August 10, 2005 of Cardinal Financial Corporation and subsidiaries (the Company) of our reports dated March 6, 2006, with respect to the consolidated statements of condition of the Company as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements indicates that the Company restated the consolidated statement of cash flows for the year ended December 31, 2004, to reclassify certain items relating to the acquisition of George Mason Mortgage, LLC and its subsequent operations.

/s/ KPMG LLP
McLean, Virginia
March 6, 2006